Exhibit 10.3

INFOSPACE, INC.

NONEMPLOYEE DIRECTOR CASH COMPENSATION POLICY

(approved on March 2, 2011)

     The nonemployee directors of InfoSpace, Inc. (the “Company”) shall be entitled to receive the following monetary compensation in consideration of the services provided by them as members of the Board of Directors of the Company (the “Board”) and its committees:

1. Effective as of July 1, 2011 (the beginning of the third quarter of the 2011 calendar year), nonemployee directors shall be paid annual cash retainers as follows (the “New Annual Retainers”):

·	All nonemployee directors shall receive an annual cash retainer of $20,000 (payable in equal quarterly installments of $5,000) for their services on the Board.

·	In the event a nonemployee director serves as Chairperson of the Board, such Chairperson of the Board shall receive an additional annual cash retainer of $25,000 (payable in equal quarterly installments of $6,250).

·	In the event a nonemployee director serves as Lead Director, such Lead Director shall receive an additional annual cash retainer of $10,000 (payable in equal quarterly installments of $2,500).

·	The Chairperson of the Audit Committee shall receive an additional annual cash retainer of $14,000 (payable in equal quarterly installments of $3,500).

·	Each of the other members of the Audit Committee shall receive an additional annual cash retainer of $4,000 (payable in equal quarterly installments of $1,000).

·	The Chairperson of the Compensation Committee shall receive an additional annual cash retainer of $8,000 (payable in equal quarterly installments of $2,000).

·	Each of the other members of the Compensation Committee shall receive an additional annual cash retainer of $3,000 (payable in equal quarterly installments of $750).

·	The Chairperson of the Nominating and Governance Committee shall receive an additional annual cash retainer of $5,000 (payable in equal quarterly installments of $1,250).

·	Each of the other members of the Nominating and Governance Committee shall receive an additional annual cash retainer of $2,000 (payable in equal quarterly installments of $500).

     The New Annual Retainers shall be paid in advance in equal quarterly installments beginning July 1, 2011, for services to be rendered by the nonemployee directors during each quarter of the calendar year and shall be due and payable as soon as practicable after the first day of the quarter in which such services are to be rendered (i.e., as soon as practicable after January 1, April 1, July 1 and October 1); provided, however, that in 2011, nonemployee directors shall also be paid for services rendered during the interim period of service between May 11, 2011, and the start of the third quarter on July 1, 2011 (which interim period of service is not covered by either the foregoing annual retainers to be paid commencing effective as of July 1, 2011, or the prior annual cash retainers covering the period of service between May 11, 2010, and May 11, 2011), with such interim payments to be made as soon as practicable after May 11, 2011, and pro-rated to reflect the actual number of days (51) during such interim period of service.

     Nonemployee directors shall be entitled to full payment for each quarter of service so long as such nonemployee directors are serving in the capacities for which they receive such payments on the first day of each such quarter. In the event that new directors or committee members are appointed or elected during the course of any quarter, payments to such newly elected directors, chairpersons or committee members shall be pro-rated to reflect the actual number of days served during the quarter in which they were elected or appointed.

2. Effective as of January 1, 2011, nonemployee directors shall be paid for attendance at meetings of the Board or its committees as follows:

·	Each nonemployee director who attends more than eight (8) Board meetings during the calendar year shall receive a cash payment of $750.00 for each such additional meeting attended by such nonemployee director.

·	Each member of the Audit Committee who attends more than eight (8) meetings during the calendar year shall receive a cash payment of $750.00 for each such additional meeting attended by such Audit Committee member.

·	Each member of the Compensation Committee who attends more than eight (8) meetings during the calendar year shall receive a cash payment of $750.00 for each such additional meeting attended by such Compensation Committee member.

·	Each member of the Nominating and Governance Committee who attends more than four (4) meetings during the calendar year shall receive a cash payment of $750.00 for each such additional meeting attended by such Nominating and Governance Committee member.

     The foregoing payments for attendance at Board and committee meetings shall be paid on a quarterly basis and shall be due and payable as soon as practicable after the end of each such quarter of the calendar year during which such meetings were held (i.e., as soon as practicable after March 31, June 30, September 30 and December 31).

3. Nonemployee directors shall also be reimbursed, as has been customary, for reasonable expenses incurred in connection with travel to and from Board or committee meetings or other functions for the benefit of the Company.